Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Media Corporation:

We consent to the incorporation by reference, in the registration statement on Form S-8 regarding the Liberty Media Corporation 2007 Incentive Plan, of our report, which appears on Form 10-K, dated February 28, 2011, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive earnings, cash flows, and equity for each of the years in the three-year period ended December 31, 2010, and our report, dated February 28, 2011, with respect to the effectiveness of internal control over financial reporting as of December 31, 2010.

Our report on the consolidated financial statements of Liberty Media Corporation refers to the Company’s adoption, effective January 1, 2009, of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidation).

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

February 28, 2011